Exhibit 2.1

THIRD AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Third Amendment to Business Combination Agreement (this “Amendment”), dated as of August 31, 2026 (the “Amendment Date”), amends that certain Business Combination Agreement, dated as of October 13, 2025, as amended on December 22, 2025 and July 13, 2026 (the “Agreement”), by and among Inflection Point Acquisition Corp. V (formerly known as Maywood Acquisition Corp.), a Cayman Islands exempted company (“SPAC”), GOWell Technology Limited, a Cayman Islands exempted company (the “Company”), GOWell Energy Technology, a Cayman Islands exempted company and IPCV Merger Sub Limited, a Cayman Islands exempted company. All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to Section 13.8 of the Agreement, SPAC and the Company (the “Parties”) may amend the Agreement by executing an amendment in writing; and

WHEREAS, the Parties desire to amend the Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Amendment to the Agreement.

(a) Section 8.20 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Lock-Up Agreements. At the Closing, each holder of Company Ordinary Shares as of immediately prior to the Second Merger Effective Time shall enter into a Lock-Up Agreement with PubCo in substantially the form attached as Exhibit H-1 hereto (each, a “Lock-Up Agreement”).”

(b) The form of Lock-Up Agreement (Sponsors) attached as Exhibit I-2 to the Agreement is hereby deleted in its entirety.

2. Full Force and Effect. Except as expressly amended hereby, the Agreement remains unchanged and in full force and effect, and this Amendment shall be governed by the terms of the Agreement, as amended by this Amendment. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

3. Provisions Incorporated by Reference. The provisions of Article XIII of the Agreement are incorporated herein by reference and shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Date.

SPAC:

INFLECTION POINT ACQUISITION CORP. V

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chief Executive Officer

COMPANY:

GOWell Technology Limited

By:	/s/ Wenhua Liu
Name:	Wenhua Liu
Title:	Director

[Signature Page to Amendment to Business Combination Agreement]